UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2023

BIOAFFINITY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41463	46-5211056
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

22211 W Interstate 10

Suite 1206

San Antonio, Texas 78257

(210) 698-5334

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.007 per share	BIAF	The Nasdaq Stock Market LLC
Tradeable Warrants to purchase Common Stock	BIAFW	The Nasdaq Stock Market LLC

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Director Appointment

On December 1, 2023, the Board of Directors (the “Board”) of bioAffinity Technologies, Inc. (the “Company”) appointed Jamie Platt, Ph.D., to serve as a director of the Company. Ms. Platt was also appointed to serve as a member of the Compensation Committee of the Board.

Dr. Platt, age 57, brings 20 years of progressive leadership in genomics and molecular diagnostics, guiding teams in developing, validating, and commercializing more than 40 innovative, high-complexity molecular tests for U.S. and global firms, both laboratory developed tests (“LDTs”) and in vitro diagnostic tests (“IVDs”). Since April 2023, she has served as Managing Director and Chief Executive Officer at Pictor Ltd., an in-vitro diagnostics company using a proprietary enzyme-linked immunosorbent assay (“ELISA”) platform to test complex and infectious diseases, and since January 2021, has served as a member of its board of directors. From August 2021 until April 2023, Dr. Platt served as Chief Operations Officer at Personal Genome Diagnostics, a company dedicated to advancing precision oncology acquired by Laboratory Corporation of America Holdings. Since May 2015, Dr. Platt has served as President and Chief Executive Officer of BRIDGenomics, a private consulting and contract commercialization firm she founded in 2015 to provide molecular and genomic-based strategies to clients. Dr. Platt has served since March 2021 as a member of the board of directors of DxTerity Diagnostics Inc. , a company pioneering the use of RNA-based immune system profiling to better understand the root causes of immune mediated conditions. From February 2017 until January 2021, Dr. Platt served as Chief Operations Officer of Inivata Limited, a company applying pioneering liquid biopsy technology acquired by NeoGenomics Laboratories, Inc.

Dr. Platt earned her Ph.D. in molecular and cellular biology from Oregon State University and completed post-doctoral studies at the University of California, Berkeley. Dr. Platt is an industry-recognized peer educator and speaker, holds multiple U.S. and international patents and has authored numerous peer-reviewed publications.

Dr. Platt will receive the standard compensation available to the Company’s current non-employee directors, which is an annual fee of $25,000 for serving on the Board and for committee service, and a quarterly grant of restricted stock under the Company’s 2014 Equity Incentive Plan, as amended, having a value of $18,750 on the date of grant, vesting on the three-month anniversary of the grant date, subject to her continued service as a director through such date.

There are no family relationships between Dr. Platt and any of the Company’s directors or executive officers, nor does Dr. Platt have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Other than as described above, there were no arrangements or understandings by which Dr. Platt was appointed as a member of the Board.

Director Resignation

On December 1, 2023, Mohsin Y. Meghji resigned from the Board of Directors, effective immediately, for personal reasons, and not due to any disagreement with the Company or its operations, policies or practices.

Item 7.01. Regulation FD Disclosure.

On December 5, 2023, the Company issued a press release announcing the appointment of Jamie Platt, Ph.D., to the Board. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.

The information in this Item 7.01 and in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 and in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

The press release attached as Exhibit 99.1 to this Current Report on Form 8-K includes “safe harbor” language pursuant to the Private Securities Litigation Reform Act of 1995, as amended, indicating that certain statements contained therein are “forward-looking” rather than historical.

The Company undertakes no duty or obligation to update or revise the information contained in this Current Report on Form 8-K, although it may do so from time to time if its management believes it is appropriate. Any such updating may be made through the filing of other reports or documents with the Securities and Exchange Commission, through press releases or through other public disclosures.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Jamie Platt Offer Letter
99.1	Press Release of bioAffinity Technologies, Inc. dated December 5, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOAFFINITY TECHNOLOGIES, INC.

By:	/s/ Maria Zannes
Maria Zannes
President and Chief Executive Officer

Dated: December 5, 2023